Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Beyond Air, Inc. on Form S-8 of our report dated June 28, 2022, with respect to our audit of the consolidated financial statements of Beyond Air, Inc. as of and for the year ended March 31, 2022, appearing in the Annual Report on Form 10-K of Beyond Air, Inc. for the year ended March 31, 2023. We were dismissed as auditors on October 6, 2022, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman llp

Friedman llp

East Hanover, New Jersey

December 20, 2023